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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           HI-TECH PHARMACAL CO., INC.
          _____________________________________________________________
                                (Name of Issuer)

                                  COMMON STOCK
          _____________________________________________________________
                         (Title of Class of Securities)

                                    42840B101
          _____________________________________________________________
                                 (CUSIP Number)

                                December 31, 1998
          _____________________________________________________________

             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                 _
                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)
                                 -

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 pages

CUSIP No. 42840B101                 13G                      Page 2 of 7 Pages

1. Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only): Bernard Seltzer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)                                            Not applicable

3.   SEC Use Only

4.   Citizenship or Place of Organization:  United States

                                             5.   Sole Voting Power
          NUMBER OF SHARES                        726,332

          BENEFICIALLY                       6.   Shared Voting Power
                                                  -0-
          OWNED BY EACH
                                             7.   Sole Dispositive Power
          REPORTING PERSON                        726,332

             WITH                            8.   Shared Dispositive Power
                                                  -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     726,332

10.  Check if the Aggregate Amount in Row (9)
     Excludes Certain Shares (See Instructions)                      [ ]

11.  Percent of Class Represented by Amount in Row (9)
     16.1%

12.  Type of Reporting Person (See Instructions)  IN

CUSIP NO. 42840B101                 13G                      Page 3 of 7 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                           HI-TECH PHARMACAL CO., INC.
                                (Name of Issuer)



                                    Item 1(a)
                                    ---------

Name of Issuer:  Hi-Tech Pharmacal Co., Inc.


                                    Item 1(b)
                                    ---------

Address of Issuer' Principal Executive Offices: 369 Bayview Avenue, Amityville, New York 11701


                                    Item 2(a)
                                    ---------

Name of Person Filing:  Bernard Seltzer


                                    Item 2(b)
                                    ---------

Address of Principal Business Office or, if none, Residence: 369 Bayview Avenue, Amityville, New York 11701

                                    Item 2(c)
                                    ---------

Citizenship:  United States


                                    Item 2(d)
                                    ---------

Title of Class of Securities:  Common Stock

CUSIP NO. 42840B101                  13G                    Page 4 of 7 Pages



                                    Item 2(e)
                                    ---------


CUSIP Number:  42840B101


                                     Item 3
                                    ---------

     If this statement is filed pursuant to SS240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [  ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [  ] An investment adviser in accordance with SS240.13d-1(b)(1)
(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with SS240.13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with SS240.13d-1(b)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                                 Not applicable

CUSIP NO. 42840B101                 13G                      Page 5 of 7 Pages


                                     Item 4
                                    ---------

Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount Beneficially Owned:
         726,332
         .....................................................................

    (b)  Percent of Class:
         16.1%
         .....................................................................

    (c)  Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote................726,332
        (ii)  Shared power to vote or to direct the vote..................-0-
       (iii)  Sole power to dispose or to direct the disposition of...726,332
        (iv)  Shared power to dispose or to direct the disposition of.....-0-


                                     Item 5
                                    ---------

Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


                                     Item 6
                                    ---------

Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable


                                     Item 7
                                    ---------

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                 Not applicable

CUSIP NO. 42840B101                13G                      Page 6 of 7 Pages



                                     Item 8
                                    ---------

Identification and Classification of Members of the Group.

                                 Not applicable


                                     Item 9
                                    ---------

Notice of Dissolution of Group.

                                 Not applicable


                                     Item 10
                                    ---------

Certification.

                                 Not applicable

                                    SIGNATURE




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 8, 1999


                                                            /s/Bernard Seltzer
                                                            -------------------
                                                             Bernard Seltzer